Exhibit 10.7

TERMINALS 2 AND 3

OPERATING AGREEMENT

This TERMINALS 2 AND 3 OPERATING AGREEMENT (the “Agreement”) is dated as of December 6, 2013 (the “Execution Date”), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 14 only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), on the other hand.

RECITALS

WHEREAS, (a) TRMC owns Berth 76 and one-half of Berth 77; (b) pursuant to that certain Lease dated February 17, 1995, between TRMC and the City of Long Beach, a municipal corporation, acting by and through its Board of Harbor Commissioners (as such lease may be amended, restated, modified, supplemented or renewed from time to time, the “Terminal 2 Lease”), TRMC leases the remaining one-half of Berth 77 and Berth 78 and the dock related thereto; and (c) TRMC owns various fixtures and improvements including piping, loading arms, Ancillary Facilities (as defined below) and sheds required to move Product (as defined below) from the Berths (as defined below) and dock to the interconnection with the first pipeline or storage facility (the assets referenced in clauses (a), (b) and (c) collectively, “Terminal 2”) located in the Port of Long Beach (“POLB”) in the City of Long Beach, California (the “City”);

WHEREAS, subject to various permits, licenses and easements, TRMC owns (a) certain improvements at Terminal 2 for receiving and shipping Products between Marine Vessels (as defined below), TRMC’s refinery in Carson, California, and other third-party refineries, pipelines, and terminals, (b) two tank farms, and (c) pursuant to the Terminal 2 Lease, TRMC has a leasehold interest in one tank farm, with the three tank farms having an aggregate shell capacity of approximately 1,600,000 barrels (the “Terminal 2 Facility”);

WHEREAS, TRMC also owns two tank farms with an aggregate shell capacity of approximately 319,000 barrels for storage of Products across the channel from Terminal 2 (“Terminal 3”) located at the POLB in the City (the “Terminal 3 Facility”, and together with the Terminal 2 Facility, the “Facilities”);

WHEREAS, the Terminal 2 Lease, including the rights, obligations and other restrictions set forth therein, and the leasehold interests in Terminal 2 are expected to be subleased (the “Sublease”) by TRMC to Operator, upon receipt of the POLB’s consent;

WHEREAS, the operation of the leasehold interests by Operator, as sub-lessee under the Terminal 2 Lease will require a Certificate of Financial Responsibility (“COFR”) issued by the California Department of Fish and Game (“CDFG”) in favor of Operator;

WHEREAS, upon receipt of approval from the POLB of the Sublease of the Terminal 2 Lease, the Facilities are to be formally subleased to Operator;

WHEREAS, on the date hereof, but effective as of the date of the Sublease with respect to the Facilities, Operator and TRMC have entered into that certain Amended and Restated Berth Access, Use and Throughput Agreement, where, among other things, TRMC will have continued access to and use of the Marine Terminals (as defined below) in order to enable TRMC to ship, receive and deliver Products to and from Marine Vessels and terminals and pipelines over the Term and pursuant to the terms and conditions thereunder (as such agreement may be amended, restated, modified or supplemented from time to time, the “BAUTA”);

WHEREAS, on the date hereof, but effective as of the date of the Sublease, Operator and TRMC have entered into that certain Long Beach Storage Services Agreement (as such agreement may be amended, restated, modified or supplemented from time to time, the “Storage Services Agreement”), where, among other things, Operator shall store all Products tendered by TRMC at the Facilities over the Term pursuant to the terms and conditions thereunder;

WHEREAS, in conjunction with the BAUTA, the Long Beach Berth Throughput Agreement (as defined below) and the Storage Services Agreement, during the period commencing on the Execution Date and continuing until the Termination Date, TRMC desires that Operator provide services relating to the operation, management and maintenance of Terminal 2 and the Facilities on TRMC’s behalf (the “Marine Terminals”);

WHEREAS, Operator is willing to provide services relating to the operation, management and maintenance of the Marine Terminals on TRMC’s behalf; and

WHEREAS, Operator and TRMC desire to enter into this Agreement to memorialize the foregoing and the terms of their commercial relationship regarding the Marine Terminals.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self-Contained Breathing Apparatus (SCBA), toxic gas monitoring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver TRMC’s Product between a Marine Vessel and pipelines, storage tanks or terminals, but in all cases excluding storage tanks.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“BAUTA” has the meaning set forth in the Recitals.

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“Berth 84/86 Lease” means that certain Long Beach Harbor Department Lease Document HD-2114, as such lease may be amended, restated, modified, supplemented or renewed from time to time.

“Berth 121 Operating Agreement” means that certain Berth 121 Operating Agreement dated as of the date hereof among TRMC, General Partner, Partnership, Operator and Carson Cogen, as such agreement may be amended, restated, modified or supplemented from time to time.

“Berths” means Berth 76, Berth 77 and Berth 78 at the POLB and “Berth” means any one of them.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Carrier” means a third-party agent or contractor hired by Operator or TRMC, which is in the business of transporting Products via Marine Vessel.

“Carson Assets Indemnity Agreement” has the meaning set forth in Section 19(b).

“Carson Cogen” means Carson Cogeneration Company, a Delaware corporation.

“CDFG” has the meaning set forth in the Recitals.

“City” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 11(a).

“COFR” has the meaning set forth in the Recitals.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate and all associated blends thereof.

“Execution Date” has the meaning set forth in the Preamble.

“Facilities” has the meaning set forth in the Recitals.

“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(i) strikes, picketing, lockouts or other industrial disputes or disturbances;

(ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(iii) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Long Beach Berth Throughput Agreement” means that certain Long Beach Berth Throughput Agreement dated as of the date hereof among Carson Cogen, TRMC, General Partner, Partnership and Operator, as such agreement may be amended, restated, modified or supplemented from time to time.

“Long Beach Operating Agreement” means that certain Long Beach Operating Agreement dated September 14, 2012, by and among TRMC, Operator, General Partner and Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Long Beach Pipeline Throughput Agreement” means that certain Long Beach Pipeline Throughput Agreement dated as of the date hereof by and among TRMC, Operator, General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Marine Terminals” has the meaning set forth in the Recitals.

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Month” means the period commencing on the Execution Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MOTEMS” has the meaning set forth in Section 5(a)(ii)(2).

“Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement dated as November 15, 2012, by and among Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, General Partner, Tesoro High Plains Pipeline Company LLC, Partnership and Operator, as such agreement may be amended, restated, modified or supplemented from time to time.

“Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012 by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, General Partner, Partnership and Operator, as such agreement may be amended, restated, modified or supplemented from time to time.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 11(b).

“Operator Insurance Group” has the meaning set forth in Section 15(a).

“Partnership” has the meaning set forth in the Preamble.

“Party” or “Parties” means that each of Operator and TRMC is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“POLB” has the meaning set forth in the Recitals.

“Pollution Event” has the meaning set forth in Section 11(c).

“Product” or “Products” means Crude Oil and Refined Products.

“Receiving Party Personnel” has the meaning set forth in Section 18(d).

“Refined Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil and/or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Related Agreements” means (a) the Terminal 2 Lease, (b) the BAUTA, (c) the Storage Services Agreement, (d) the SoCal Transportation Services Agreement, (e) the Long Beach Operating Agreement, (f) the Long Beach Berth Throughput Agreement, (g) the Berth 121 Operating Agreement and (h) the Long Beach Pipeline Throughput Agreement.

“SoCal Transportation Services Agreement” means that certain Transportation Services Agreement dated as of the date hereof by and among TRMC, Operator, General Partner and Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Storage Services Agreement” has the meaning set forth in the Recitals.

“Sublease” has the meaning set forth in the Recitals.

“Term” has the meaning set forth in Section 4.

“Terminal 2” has the meaning set forth in the Recitals.

“Terminal 2 Facility” has the meaning set forth in the Recitals.

“Terminal 2 Lease” has the meaning set forth in the Recitals.

“Terminal 3” has the meaning set forth in the Recitals.

“Terminal 3 Facility” has the meaning set forth in the Recitals.

“Terminal Service Order” has the meaning set forth in Section 6(a).

“Termination Date” has the meaning set forth in Section 3.

“Tranche 2 Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as of November 18, 2013 by and among Tesoro Corporation, Carson Cogen, TRMC, General Partner, Partnership and Operator, as such agreement may be amended, restated, modified or supplemented from time to time.

“TRMC” has the meaning set forth in the Preamble.

“TRMC Group” has the meaning set forth in Section 11(a).

“TRMC Insurance Group” means TRMC, its Carriers, contractors, agents and representatives.

SECTION 2 GENERAL UNDERTAKINGS

Subject to the terms and conditions of the Terminal 2 Lease, the terms and conditions herein and all Applicable Law, Operator shall operate, manage and maintain the Marine Terminals on behalf of TRMC during the Term.

SECTION 3 TERMINATION DATE

The “Termination Date” will be the effective date of the Sublease.

SECTION 4 TERM

The term of this Agreement shall be for the period commencing on the Execution Date and continuing until the Termination Date (the “Term”).

Notwithstanding the foregoing, and in addition to terms and conditions contained in Sections 12, 13 and 19(h), the applicable Party may terminate this Agreement if any of the following events occur:

(a) the termination, cancellation or expiration of the Terminal 2 Lease for any reason during the Term, whereupon this Agreement shall terminate immediately upon such event; and

(b) in the event of a rescission with respect to the Marine Terminals pursuant to the Tranche 2 Contribution Agreement.

SECTION 5 OPERATION OF THE MARINE TERMINALS DURING TERM

(a)	Operator Covenants. During the Term, Operator covenants as follows:

(i) General Partner, on behalf of Operator, will provide necessary personnel, equipment and other services for the operation, management and maintenance of the Marine Terminals in accordance with the terms of the Terminal 2 Lease, the Storage Services Agreement, the BAUTA (including any Terminal Service Order pursuant thereto), any other third party use agreements, and this Agreement.

(ii) Operator will reimburse TRMC for:

(1) all rentals paid under the Terminal 2 Lease;

(2) any and all repairs and maintenance costs and capital expenditures for the Marine Terminals, including without limitation all state or POLB required Marine Oil Terminal Engineering and Maintenance Standards (“MOTEMS”) obligations (other than those scheduled prior to the Execution Date and covered under the Omnibus Agreement), for which Operator may recover TRMC’s proportionate share of such costs and expenditures pursuant to the Long Beach Berth Throughput Agreement, but excluding the Tranche 2 Contribution Agreement items specified in Schedule VI of the Omnibus Agreement;

(3) without duplication of any amounts reimbursed or paid under the other paragraphs of this Agreement, the Omnibus Agreement or the Operational Services Agreement, any and all taxes, fees, charges, insurance premiums, assessments or spill planning and/or response costs (except those costs for oil spill response services provided by the Marine Preservation Association and Marine Spill Response Corporation related to obligations for oil spill prevention response, as provided in Schedule IV of the Omnibus Agreement) and any amounts due for utility services incurred by TRMC as lessee under the Terminal 2 Lease, or as owner of Terminal 2 or the Facilities;

(4) but excluding all pass through fees and costs paid by TRMC to the POLB or third parties relating to the use of the Marine Terminals by TRMC or other third parties and taxes that would otherwise be reimbursed by TRMC or third parties under the Long Beach Berth Throughput Agreement or similar provisions of third party agreements.

(iii) Operator will indemnify TRMC against any other Claims, liabilities or losses that TRMC incurs in its status as lessee under the Terminal 2 Lease or owner of Terminal 2 or the Facilities during the Term, except for pass through fees and costs excluded under Section 5(a)(ii)(4) above.

(iv) Operator will not enter into any other third party contracts for use of Terminal 2 which increase the total dock utilization to greater than forty-five percent (45%) of the total available hours of Terminal 2 without prior consent of TRMC.

(b)	TRMC Covenants. During the Term, TRMC covenants that:

(i) As partial compensation for the services provided hereunder, it shall pay Operator the following amounts:

(1) an amount equal to all fees specified in the Long Beach Berth Throughput Agreement for all Crude Oil and Refined Products throughput across the Berths, computed and payable in the same manner set forth in the Long Beach Berth Throughput Agreement, as applicable, but not including those pass through fees and costs that would be paid by TRMC under the Long Beach Berth Throughput Agreement;

(2) an amount equal to all those fees specified in Section 5 and Section 8 of the Storage Services Agreement for storage of all Products owned by TRMC at the Facilities, computed and payable in the same manner set forth in the Storage Services Agreement;

(3) an amount equal to all those fees and capital contributions and cost reimbursements and other amounts received by TRMC from third parties pursuant to existing and future contracts for use of the Berths, but excluding pass through fees and charges that reimburse TRMC for fees paid to the POLB or third parties relating to use of the Berths by such third parties or for taxes paid with respect to such use.

(c)	Mutual Covenants. During the Term, both Operator and TRMC covenant as follows:

(i) to cooperate in good faith to complete the Sublease and to procure the issuance of the COFR as soon as reasonably practicable, under terms and procedures consistent with the City, the POLB and state requirements;

(ii) to cooperate in good faith to consummate the transfer of the improvements on Terminal 2 and the Facilities concurrently with the Sublease, issuance of the COFR and receipt of consents to all other required assignments; and

(iii) to amend this Agreement, if TRMC, with Operator’s consent, after the Execution Date, enters into any other third party contracts for use of the Marine Terminals, so as to provide Operator with the benefit of any revenues associated with such contracts and allocate to Operator the costs associated with performance of such contracts.

SECTION 6 TERMINAL SERVICE ORDERS; PAYMENT

(a) Description. Operator and TRMC shall enter into one or more terminal service orders for each Marine Terminal and the Facilities substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both Operator and TRMC.

(b) Included Items. Items available for inclusion in a Terminal Service Order include, but are not limited to, the following:

(i) fees specified in Section 5 and Section 8 of the Storage Services Agreement for storage of all Products owned by TRMC at the Facilities pursuant to Section 5(b)(i)(2);

(ii) items related to a Terminal Service Order under the BAUTA pursuant to Section 9; and

(iii) any other services as may be agreed.

(c) Monthly Reconciliation. At the end of each Month, TRMC will provide Operator with reasonably detailed information concerning for all fees, costs and expenses for which reimbursements are due hereunder. Within five (5) days thereafter, Operator will calculate the total fees and reimbursements due by either Party to the other Party pursuant to Section 5 above.

(d) Invoices. Operator shall invoice TRMC on a monthly basis and TRMC shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after TRMC’s receipt of Operator’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(e) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the CPI-U (All Urban Consumers) during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(f) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

SECTION 7 STORAGE SERVICES AT THE FACILITIES

All applicable provisions of the Storage Services Agreement shall apply to the Facilities during the Term of this Agreement. The Parties shall enter into Terminal Service Orders with respect to any storage services at the Facilities in the same manner as set forth in Section 6 of the Storage Services Agreement. All references to the Long Beach Berth Throughput Agreement in this Agreement shall not apply to the Facilities. To the extent the terms and provisions of this Agreement conflict with the terms and provisions of the Storage Services Agreement with respect to storage at the Facilities, the terms and provisions of the Storage Services Agreement shall control.

SECTION 8 COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of each Marine Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement, the Long Beach Berth Throughput Agreement or a Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement, the Long Beach Berth Throughput Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement, the Long Beach Berth Throughput Agreement or an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 9 PRODUCT SPECIFICATIONS

The provisions of the BAUTA related to (a) rules and procedures for the Berths, (b) operating procedures for the Marine Terminals and (c) Product specifications shall apply during the Term of this Agreement. The Parties shall enter into Terminal Service Orders with respect to any of the foregoing in the same manner as set forth in the BAUTA. To the extent the terms and provisions of this Agreement conflict with the terms and provisions of the BAUTA with respect to the foregoing, the terms and provisions of the BAUTA shall control.

SECTION 10 LIMITATION OF LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT

(b) Claims and Liability for Lost Product. Operator shall not be liable to TRMC for lost or damaged Product unless TRMC notifies Operator in writing within ninety (90) days of the report of any incident or the date TRMC learns of any such loss or damage to the Product. Operator’s maximum liability to TRMC for any lost or damaged Product shall be limited to (i) the lesser of (A) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (B) the actual cost paid for the Product by TRMC (copies of TRMC’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) Demurrage. Operator assumes no liability for demurrage (whether related to marine movements or otherwise), except if such demurrage is the result of Operator’s negligence or willful misconduct and except as provided in an applicable Terminal Service Order.

(d) No Guarantees or Warranties. Except as expressly provided in this Agreement, neither TRMC nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 11 INDEMNIFICATION

(a) Duty to Indemnify TRMC Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order and except as set forth in Section 11(c) of this Agreement, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TRMC, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively the “TRMC Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT.

(b) Duty to Indemnify Operator Group Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order and except as set forth in Section 11(c) of this Agreement, TRMC SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Operator and Operator’s affiliates, and its and their respective officers, directors, members, managers, employees, agents, successors, and assigns (excluding any member of TRMC Group) (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC OR ANY MEMBER OF TRMC GROUP WHILE USING THE BERTHS AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC OR ANY MEMBER OF THE TRMC GROUP WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT.

(c) Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of TRMC Group’s vehicles, Marine Vessels or equipment or otherwise caused by any member of the TRMC Group while in, on, or adjacent to the Berths (each such event a “Pollution Event”), Operator shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by Operator or required by any Governmental Authority, and shall notify TRMC, as soon as reasonably possible, of such activities. TRMC SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT THAT TRMC SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE NEGLIGENCE OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP.

(d) Failure to Maintain Required Coverages. In the event that Customer does not maintain, or does not cause the TRMC Insurance Group members to maintain, the insurance coverages required by Section 15(b) of this Agreement, then Customer shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured.

(e) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(f) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 11 are independent of any insurance requirements as set out in Section 15, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(g) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(h) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(i) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 12 DEFAULT

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements (but with respect to the SoCal Transportation Services Agreement, only with respect to the pipelines that transport Product to and from the Marine Terminals), which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Options upon Default. If either of the Parties is in default as described above, then (i) if TRMC is in default, Operator may or (ii) if Operator is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Parties under this Agreement; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Terminal Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Cumulative Nature of Remedies. The remedies of TRMC provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 13 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due as a result of an event of Force Majeure at the Berths, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by TRMC during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Berths or any part thereof is destroyed or damaged to such extent as to make them unusable, then the Parties shall consult, subject to the terms and provisions of the Terminal 2 Lease, whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists with respect to a Marine Terminal for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 14 ASSIGNMENT

As of the Execution Date, General Partner shall assign all of its rights and obligations under this Agreement to Partnership. Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein.

Except as otherwise provided in this Section 14, TRMC shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from TRMC to any subsidiary or affiliated company. Operator may assign its interest hereunder to any new lessee or sublessee of the Berths with written consent from TRMC in the event Operator assigns or subleases its interest in the Terminal 2 Lease prior to the date of the Sublease. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

SECTION 15 INSURANCE

(a) Insurance Required by Operator. Notwithstanding the following, Operator shall be required to obtain at least the minimum insurance required by the Berth 84/86 Lease. Operator shall obtain, at its sole cost and expense, shall carry and maintain in full force and effect, and shall cause its Carriers, contractors, agents and representatives (collectively the “Operator Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to TRMC of the following types and amounts:

(i) Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

(ii) Employer’s Liability. Employer’s Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones act), in the following minimum limits:

(1) Bodily injury by accident – $1,000,000 per accident;

(2) Bodily injury by disease – $1,000,000 each employee; and

(3) Bodily injury by disease – $1,000,000 policy limit.

(iii) Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Operator and/or any member of Operator Insurance Group while in, on or adjacent to the Marine Terminals, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

(iv) Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) combined single limits each occurrence.

(v) Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 15(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-five million dollars ($25,000,000) per occurrence.

(b) Required Insurance for Customer’s Marine Carriers. Customer shall cause all marine carriers who will access the Berths on its behalf to maintain insurance coverage as set forth below:

(i) Hull & Machinery. Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower’s liability with the Sistership Clause unamended.

(ii) Protection & Indemnity. Protection and Indemnity Insurance provided through any combination of (A) full entry with a Protection and Indemnity Club; and/or (B) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than one billion dollars ($1,000,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower’s liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.

(iii) Certificate of Financial Responsibility (Water Pollution). Marine carriers are required to provide to Operator a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and as required by a Terminal Service Order prior to arrival at the Berths. Evidence of all required insurance coverages for marine carriers must be received by Operator’s marine scheduler before approval to berth at the Berths will be granted or before authorization to enter Berths area will be given, whichever is earlier.

(c) Certificates of Insurance; Endorsements. Operator shall cause TRMC to be named as an additional insured on all policies of insurance secured by Operator and the members of Operator’s Group in accordance with this Agreement. Operator shall furnish TRMC with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until TRMC has received thirty (30) days written notice. Operator hereby waives, and shall cause its insurers and those of the Operator Insurance Group to also waive any right of subrogation that they may have against TRMC or the TRMC Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.

SECTION 16 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney – Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis C. Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 17 REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 18 CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 18. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Operator that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of Terminal 2 and Terminal 3 prior to commencement date of the BAUTA);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 18, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 18(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 18, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The provisions of this Section 18 shall survive the termination of this Agreement for two (2) years.

SECTION 19 MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Integration. This Agreement, together with the Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Tranche 2 Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Assets Indemnity Agreement dated as of the date hereof by and among the Partnership, the General Partner, TRMC, Operator, and Tesoro Corporation (“Carson Assets Indemnity Agreement”), the provisions of the Carson Asset Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or”.

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of the Terminal 2 Lease, or rules and regulations of the POLB and the City will be governed by the laws of the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas; provided that this limitation shall not prevent a party from joining the other party in an action in another forum involving the POLB and/or the City. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Independent Contractor. Operator’s relationship to TRMC hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of TRMC.

(h) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying TRMC, Operator may (i) restructure and restate this Agreement, provided that such restructuring and restatement does not increase the charges that TRMC is obligated to pay or prevent TRMC from meeting its minimum throughput volume obligations under the Long Beach Berth Throughput Agreement, or (ii) terminate this Agreement upon thirty (30) days’ prior written notice.

(i) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(j) No Third Party Beneficiaries. Except as expressly set forth herein, including as set forth in Sections 10 and 11, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(k) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Execution Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 14 only:
TESORO LOGISTICS LP
By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 14 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Managers and President

Signature Page to

Terminals 2 and 3 Operating Agreement

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

([TERMINAL NAME] [            ]-             , 20    )

This Terminal Service Order is entered as of             , 2013, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Terminals 2 and 3 Operating Agreement dated as of             , 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 6(b) of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i) fees specified in Section 5 and Section 8 of the Storage Services Agreement for storage of all Products owned by TRMC at the Facilities pursuant to Section 5(b)(i)(2);

(ii) items related to a Terminal Service Order under the BAUTA pursuant to Section 9; and

(iii) any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Terminals 2 and 3 Operating Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Exhibit 1 –

Terminals 2 and 3 Operating Agreement